EXHIBIT 99.F.



[MASSMUTUAL LETTERHEAD]


June 24, 1998

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111


RE:  Pre-Effective Amendment No. 1 to Registration Statement No. 333-49475
     ---------------------------------------------------------------------


Ladies and Gentlemen:

This opinion is furnished in connection with Registration Statement No. 333-49475 for MassMutual's Flexible Premium Adjustable Variable Life Insurance Policies (the "Policies") under the Securities Act of 1933. The prospectus included in the filing describes the Policies. I am familiar with the forms of the Policies and the prospectus.

In my opinion, the illustrations of benefits under the Policies included in the section entitled "Illustrations" in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to Registration Statement filing and to the reference of my name under the heading "Experts" in the prospectus.

Sincerely,



/s/ Craig Waddington
-------------------------
Craig Waddington, FSA, MAAA
Vice President and Actuary